UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/05/2009

Entorian Technologies Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50553

Delaware	56-2354935
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4030 W. Braker Lane
Austin, TX 78759
(Address of principal executive offices, including zip code)

512 334 0111
(Registrant’s telephone number, including area code)

Staktek Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On October 5, 2009, Entorian Technologies Inc. (we or our) issued a press release announcing that our Board of Directors and majority stockholders have approved implementation of a 1-for-12 reverse split of our outstanding shares of common stock. As a result of the split, each 12 shares of common stock will be combined into one share of common stock.

The objective of the reverse stock split is to regain compliance with NASDAQ's $1 minimum bid rule. Subject to NASDAQ's requirements, we have until November 4, 2009, to regain compliance and currently continues to trade on NASDAQ. The reverse stock split will become effective on October 29, 2009. The total number of shares of common stock outstanding (excluding treasury shares) will be reduced from approximately 47 million shares to approximately 4 million shares. The number of common shares related to our convertible notes and stock options will automatically be proportionately adjusted to reflect the reverse split.

Fractional shares of stock will not be issued as a result of the reverse split. Stockholders who would otherwise receive a fractional share of our common stock will be entitled to receive an equivalent amount of cash in lieu of fractional shares.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.
99.1.        Press Release, dated October 5, 2009, announcing the reverse stock split

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entorian Technologies Inc.

Date: October 05, 2009	By:	/s/ Stephanie Lucie
Stephanie Lucie
SVP and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press release